Exhibit 10.10

September 25, 2024

Oyster Enterprises II Acquisition Corp.

Mario Zarazua, Chief Executive Officer

Via Email: mzarazua@aldenglobal.com

Dear Mario Zarazua:

This consultant agreement (“Consultant Agreement”) is made between Oyster Enterprises II Acquisition Corp. (“SPAC”) and Mike Rollins (“Consultant”, “we,” “it,” or “our”). Together, this Consultant Agreement and the exhibits, shall constitute the “Agreement.” Consultant and SPAC are hereinafter collectively referred to as the “Parties” and each individually as a “Party.”

Consultant Services:

During the Term (as defined below), Consultant shall perform the duties and services customarily performed by a Chief Financial Officer (“CFO”) (the “Services”). Consultant recognizes that SPAC is relying on Consultant as an expert in its field of practice and business. Consultant represents to SPAC that it possesses the requisite skill and ability to discharge its responsibilities in a professional and efficient manner, it offers and provides similar services to other organizations, and that it is familiar with the requirements of projects similar in type and character that are the subject of the Services, to be performed in connection with providing the Services of an acting CFO for the SPAC. Consultant shall devote such time as is necessary for the satisfactory performance of the Services hereunder.

In consideration for the timely, full and satisfactory completion of the Services in accordance with this Agreement, Consultant shall be paid a quarterly fee of $7,500, payable in advance. In addition, should the SPAC complete a Business Combination (as defined in the SPAC’s Registration Statement on Form S-1), the Consultant shall be paid a fee of $50,000 (“Success Fee”). For purposes of clarity, should the SPAC not complete a Business Combination, the Success Fee will not be due and payable.

Unless sooner terminated, the term of this Agreement shall commence as of the date hereof and shall expire upon a successful Business Combination. Consultant shall not perform any Services after the expiration of the Term, and shall not be entitled to any compensation for any Services performed after the Term expires, except to the extent otherwise agreed to in advance by SPAC and Consultant in writing. Notwithstanding the foregoing, the parties hereby agree that any Services performed prior to the execution of this Agreement shall be deemed included in and governed by the terms hereof.

All Services performed by Consultant shall be in compliance with all applicable laws, rules, codes and regulations, and Consultant shall assist SPAC with obtaining all necessary government and auditor approvals, consents and sign-offs required with respect thereto. Consultant represents that it is properly licensed and insured to perform all Services and agrees to maintain all necessary licenses for the duration of the engagement.

Consultant is aware of the nature and scope of the engagement and will provide any complete and required documents/deliverables with respect to its Services. Consultant shall cooperate and work with other executives, officers, employees, professionals, consultants, and contractors retained by SPAC, SPAC’s lender(s) and all governmental agencies and departments, as well as provide any statements, notices, confirmations or amendments related to Consultant’s Services or performance under this Agreement that may be requested or required.

Consultant shall not engage the services of a subconsultant to perform any portion of the Services without the prior written consent of SPAC in each instance, which may be provided or withheld in SPAC’s sole discretion. Neither the submission of a subconsultant agreement or sub-subcontract to SPAC, nor the review or approval of a subconsultant agreement or sub-subcontract by SPAC, shall be deemed to (a) relieve Consultant of its duty of due diligence in selecting a subconsultant, (b) relieve Consultant from any of its obligations under this Agreement, (c) establish privity of contract between SPAC and any subconsultant or otherwise create any rights in favor of any subconsultant as against SPAC, (d) impose on SPAC any liability arising from, or in connection with, such subconsultant agreements or sub-subcontracts, or (e) make SPAC responsible for a subconsultant’s or sub-subcontractor’s performance or failure to perform. Where, after receiving SPAC’s written consent, Consultant engages the services of subconsultants to perform any portion of the Services, any such subconsultant shall agree to the same performance standards, duties, obligations, and restrictions that Consultant has agreed to hereunder. In all events, and notwithstanding SPAC’s consent, Consultant shall, at all times, remain responsible for the work of any subcontractor, be solely responsible for any compensation to be provided to such subcontractors, and remain fully responsible to SPAC for performance of the Services in accordance with this Agreement, and for the performances of Services by any subconsultant as if Consultant itself was performing such Services. Consultant shall incorporate the terms of this Agreement into any agreements with subconsultants for Services, and shall require all such subconsultants to obligate themselves to Consultant in the same manner as Consultant has obligated itself to SPAC hereunder.

Time is of the essence with respect to this Agreement and Consultant’s performance of the Services. Consultant agrees to provide the Services in a timely manner so as to cause no delay to the expeditious and orderly progress of the engagement.

Consultant will not have authority to contract in the name of or bind the SPAC or any of the SPAC’s affiliates, except as expressly agreed to in writing by the SPAC. Except as otherwise set forth herein, Consultant (and any of Consultant’s subcontractors, as applicable) will not be entitled under this Agreement to any additional fees, compensation, or benefits in connection with the performance of services for the SPAC.

Additional Services:

Consultant shall perform any additional services reasonably requested by SPAC (collectively, “Additional Services,” it being understood and agreed that Additional Services do not include services required due to Consultant’s default or breach of this Agreement). Prior to the performance of any Additional Services, SPAC and Consultant shall agree in writing as to the scope of such Additional Services and the amount and method of payment for such Additional Services. SPAC’s prior written approval of the scope of such Additional Services and of the amount and method of payment for such Additional Services is a condition precedent to any claim by Consultant for payment thereof, and Consultant shall not present any invoices to SPAC for payment of Additional Services without SPAC’s prior written approval of such Additional Services.

Subject to the paragraph under the section titled “No Claims against Trust Account” below, the SPAC hereby indemnifies Consultant, its affiliates, successors and assigns, partners, principals and employees, and holds them harmless of all claims, liabilities, losses, and costs arising in circumstances where there has been a known misrepresentation by an officer/shareholder of the SPAC’s management, regardless of whether such person was acting in the SPAC’s interest, once such losses or expenses have been finally judicially determined by a court of competent jurisdiction, except for any loss and expense that have resulted from our gross negligence, bad faith or willful misconduct. This indemnification will survive termination of this Agreement until the third anniversary of the date of this agreement, and any amounts due hereunder shall only be paid from amounts held outside the Trust Account.

You agree that Consultant’s liability arising out of the services provided shall not exceed the total amount paid for the services described herein. This shall be your exclusive remedy, besides specific performance remedy.

Subject to the paragraph under the section titled “No Claims against Trust Account” below, you agree to hold Consultant, its affiliates, successors and assigns, partners, principals and employees, harmless to the fullest extent permitted by law from any litigation expense, including attorney’s fees, incurred in connection with any request (by subpoena or otherwise) for testimony, documents or other information concerning the SPAC by any governmental agency or investigative body or in any litigation or dispute to which the SPAC is a party other than claims by the SPAC against Consultant provided, however, that we agree to promptly provide to the SPAC a notice of such request. This indemnification will survive termination of this letter of engagement. If this occurs, Consultant shall be entitled to compensation for time and reimbursement for reasonable out-of-pocket expenses in complying with such request or demand. This is not intended, however, to relieve Consultant of its duty to observe the confidentiality requirements of the profession.

In addition, Consultant agrees that it will (i) treat confidentially, (ii) not use for any purpose other than the performance of its duties hereunder, and (iii) not disclose any non-public information relating to the SPAC provided to it during the term of this Agreement except as (a) such information becomes publicly available other than by disclosure by Consultant or (b) as otherwise required by law or judicial or regulatory process, provided that the SPAC has been provided timely notice of any such law or judicial or regulatory process so that it might contest or appeal such law or process. Upon termination of this Agreement, Consultant will return or certify in writing that it has destroyed all tangible material embodying the confidential information provided to it by the SPAC.

Consultant acknowledges that it will gain access to the SPAC’s material non-public information and that the securities laws prohibit trading in securities of the SPAC while in possession of such information and agrees to refrain from trading in securities of the SPAC in violation of such laws.

If a dispute, controversy or claim arises in connection with or in any way related to the performance or breach of this Agreement (including disputes regarding the validity or enforceability of this Agreement), either party may, upon written notice to the other party, request that the matter be mediated. Such mediation will be conducted by a neutral mediator acceptable to both parties. Both parties will exert their best efforts to discuss with each other in good faith their respective positions in an attempt to resolve such dispute or controversy in mediation.

This Agreement will be governed by and construed in accordance with the laws of the State of New York without reference to rules relating to conflicts of law. If any dispute, controversy, or claim arises in connection with the performance or breach of this Agreement (including disputes regarding the validity or enforceability of this Agreement) and cannot be resolved by mediation (or the parties jointly agree to waive that process), then the parties hereby irrevocably and unconditionally submit to the jurisdiction of any State or Federal court sitting in New York County in the State of New York.

No action, regardless of form, arising out of the services under this Agreement may be brought by either party more than three years after the date of the last services provided under this Agreement.

No Claims against Trust Account

Notwithstanding anything in the foregoing to the contrary, Consultant acknowledges and agrees that it shall not make any claims or proceed against the Trust Account (the “Trust Account”) established by the SPAC, including by way of set-off, and shall not be entitled to any funds in the Trust Account under any circumstance. In the event that Consultant has a claim against the SPAC under this Agreement, Consultant will pursue such claim solely against the SPAC and not against the property held in the Trust Account.

This letter comprises the complete and exclusive statement of the agreement between the parties superseding all proposals oral or written and all other communications between the parties. If any provision of this letter is determined to be unenforceable, all other provisions shall remain in force.

We appreciate the opportunity to be of service to you and believe this letter accurately summarizes the significant terms of our engagement. If you have any questions, please let us know. If you agree with the terms of our Agreement as described in this letter, please sign the enclosed copy and return it to us.

Very truly yours,

/s/ Mike Rollins
Mike Rollins

Oyster Enterprises II Acquisition Corp.

I hereby confirm to you that I agree with the contents of this letter.

By:	/s/ Mario Zarazua
Mario Zarazua
Chief Executive Officer

Date:	10/10/2024

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